Exhibit 5.1

July 31, 2018

Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008

Re:    Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to 1,000,000 common shares of beneficial interest, par value $0.03 per share (the "Shares"), of Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), that may be issued pursuant to the First Amendment to Amended and Restated 2010 Long-Term Incentive Plan of Weingarten Realty Investors (as amended, the "Plan").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Texas Business Organizations Code.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued common shares of beneficial interest of the Company will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP